Exhibit 4.14

This exhibit is a translation of the original Chinese text.

Confidential treatment is being requested with respect to portions of this exhibit and such confidential treatment portions have been deleted and replaced with “****” and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

Software License Agreement

This Software License Agreement (hereinafter referred to as this “Agreement”) is signed and takes effect on November 8, 2012 (hereinafter referred to as the “Effective Date”)

MediaTek Inc. (hereinafter referred to as Party A)

Address: No. 1 of Dusing 1st Road, Hsinchu Science and Industrial Park, Taiwan

Techfaith Wireless Technology Group Limited (hereinafter referred to as Party B)

Address: Tower C, No. 5 Rongchang East Road, Yizhuang Economic & Technological Development Zone, Beijing

Foreword:

Party A, a professional IC design company, agrees to supply the specific chip listed in annexes (hereinafter referred to as “Chipset of Party A”) listed in the Annex and related software listed in Section 1 hereof (hereinafter referred to as “Licensed Software”) to Party B; Party B agrees to obtain the Licensed Software, in part or in whole, from Party A by licensing for developing, manufacturing, selling and distributing the products of Party B incorporating the Chipset of Party A (hereinafter referred to as “Licensed Products”) and to acquire related support service of Party A and/or affiliated companies thereof (hereinafter referred to as “Support Service”). The affiliated company under this Agreement shall refer to any company or legal organization that Party A controls or will control, controls Party A or will control Party A, or is under or will be under common control with Party A; however, the state controlled enterprises do not constitute affiliated companies only on the ground that they are controlled by the State. “Control” shall refer to control or common control of the shares or other securities of an organization for electing directors (or other managers), directly or indirectly having more than fifty (50%) of the voting right, or actually having the right to govern the controlled organization through investment, agreement, or other arrangement.

Now therefore, the Parties agree to this Software License Agreement as follows on the basis of the good will thereof:

Section 1 Licensed Software and Documents

At the independent discretion of Party A, Party A shall deliver specific part of the Licensed Software (including the revised version or upgraded version thereof) related to the Chipset of Party A and related reference documents (hereinafter referred to as the “Licensed Documents”) to Party B, for the details of which, see related annexes. For clarity, apart from the Licensed Software delivered by Party A to Party B, additional software may also be included in the Licensed Software and bound by the provisions hereof through the annexes, supplementary agreement and/or quotation of price separately reached and concluded by the Parties.

Section 2 Licensing of Software

Based on this Agreement, related annexes and/or the quotation of price, Party A hereby grants, for free, Party B the limited, non-exclusive, non-transferable, world-wide, and perpetual rights terminable under Section 11 with respect to the Licensed Software to:

(1)	Use, copy, modify, and compile the Licensed Software (if the Licensed Software is supplied in the form of source code) to create derivative works special for the design and development of Licensed Products.

(2)	Incorporate the Licensed Software for the exclusive purpose of design and development of the Licensed Products.

(3)	Reproduce and distribute the duplicates of the Licensed Software only in the form of object code and only for the purpose of incorporating into the Licensed Products manufactured by Party B or by the subcontractor of Party B that is approved by Party A.

Section 3 Licensing of Documents

Based on this Agreement, related annexes and/or the quotation of price, Party A hereby grants, for free, Party B the limited, non-exclusive, non-transferable, world-wide, and perpetual rights terminable under Section 11 with respect to the Licensed Documents for the use by Party B pursuant to the stipulations of Section 2 hereof and within the scope of combined use together with the Licensed Software.

Section 4 Licensing Restrictions

Party B agrees to use the Licensed Software and Licensed Documents only within the scope specified herein and any change in use demand shall be subject to the prior written consent of Party A.With respect to the licensing in Section 2 and Section 3 hereof, unless explicitly provided by applicable laws, Party B may not, nor have a third person, carry out any decompiling, disassembling, reverse engineering or attempt to reconstruct or detect any source code, object code or other basic conception or algorithm.

Section 5 License Fee and Other Expenses

For the license fee and other related expenses and details of the Licensed Software, see related annexes and/or quotation of price.

Section 6 Ownership of Right

Unless otherwise stipulated herein, Party B acknowledges and agrees that the intellectual property rights of the Licensed Software and Licensed Documents, including but not limited to the patent right, copyright and business secret, still completely belong to Party A or the third party right owner. Party B acknowledges that no ownership of the intellectual property rights of the Licensed Software and Licensed Documents has been transferred in this Agreement. Party B also acknowledges that any amendment to the Licensed Software must be made on the basis of this Agreement, related annexes and/or quotation of price. Any legal amendment to and derivative works from the Licensed Software (hereinafter referred to as “Amendment Works”) made by Party B independently shall be owned by Party B exclusively but the ownership of basic program code thereof shall not be changed thereby. Any amendment to and derivative works from the Licensed Software not independently made by Party B within the scope of the Agreement shall be exclusively owned by Party A. The prerequisite for Party B to exclusively own the above-said Amendment Works is that Party B agrees: (1) to grant Party A and the affiliated companies and subcontractors thereof the non-exclusive, non-transferable, world-wide, perpetual, and royalty-free rights to use, copy, modify, distribute and exploit such Amendment Works; and (2) that Party B shall hold Party A and the duly authorized agents, employees, directors, customers, and affiliated companies and subcontractors thereof harmless from all compensations, losses, damages, legal costs, attorney’s fees, costs, expenses and/or the damage of other types or natures arising from any intellectual property right and business secret related to the Amendment Works. If any of the circumstances in this Section occurs, Party B shall assume all responsibilities mentioned in this Section.

Section 7 Statement of Right

Party B must retain the copyrights, trademark rights and other declared rights granted by Party A or any third party right owner with respect to the Licensed Software, including the revised version or upgraded version thereof, and the photocopy of the Licensed Documents.

Section 8 Confidentiality Clause

The Parties acknowledge and agree that confidential information shall refer to the information of the License Software and Licensed Document that is disclosed by Party A to Party B or that Party A gets Party B to have access to. Party B shall maintain the confidentiality of the confidential information, shall protect the confidential information of Party A with measures not less than those for protecting its own confidential data, and shall do its duty not less than a reasonable standard of care to avoid the unauthorized disclosure and use of the confidential information. The above confidential obligations of Party B shall remain valid within five years after the disclosure of the confidential information and the confidential obligations with respect to the source code and datasheet persist forever. Party B may not disclose the confidential information of Party A to any person nor advise any person with such confidential information, except for the disclosure of the confidential information of Party A on a must-known basis to its directors, management, employees, agents and other contractual parties that are involved in performing the matters within the scope authorized herein. Before disclosing the confidential information of Party A to the afore-said persons, Party B must conclude therewith a written confidentiality obligation agreement at least with the standards hereof. When learning of any actual or potential misuse of, infringement upon, or unauthorized disclosure, of the confidential information of Party A, Party B shall immediately notify Party A in writing.

(1)	Under any of the following circumstances, Party B may disclose the confidential information of Party A:

(a)	Party B shall immediately notify Party A when it learns that it must disclose the confidential information of Party A due to the requirement of court or law and, on the precondition that it causes Party A to have reasonable opportunity to assert limiting the disclosure scope (including but not limited to seeking a protective order), disclose, within a necessary scope, to the court or a third person provided by law.

(b)	Party B may make disclosure to a third person with the prior written consent of Party A.

(2)	The confidentiality obligation in this Section shall not apply to the data set forth in the following paragraphs:

(a)	Such confidential information that has been known by Party B before disclosure on the precondition that Party B is not bound by confidentiality obligation.

(b)	Confidential information that has entered the public domain when or after Party B receives such information without breaching the confidential obligation herein.

(c)	Information received by Party B from a third person without violating the confidentiality obligation herein.

(d)	Information independently developed by Party B without reference to or use of the confidential information of Party A.

(3)	After the termination of the licensing in this Agreement pursuant to the provisions of Section 11, Party B shall immediately return all confidential information and all duplicates.

Section 9 Representations, Warranties and Indemnifications

(1)	Party A and Party B warrant respectively that (a) it has the full power and authority to sign this Agreement; (b) the agent, management and/or director duly authorized thereby has reviewed, understood, accepted, and approved the signature of this Agreement; and (c) the representative duly authorized thereby has signed this Agreement.

(2)	Party A further guarantees as follows: (a) it has the full right and authority to grant the rights in this Agreement to Party B; and (b) to the best knowledge of Party A, it is free of any claim, action, lawsuit or other ongoing proceedings or threats which will affect the capacity of Party A to perform this Agreement if a decision is made against Party A by related authority.

(3)	Subject to Section 10 hereof, if Party A violates the provisions of Paragraph 2 of this Section, it shall defend Party B and hold Party B from any harm with respect to any final judgment or reconciliation regarding any loss, damages, cost and expense on the precondition that (a) Party B notifies Party A within thirty days after receiving any written claim; (b) Party A is granted with the power of defense and reconciliation; and (c) Party B provides complete information and assistance necessary to the defense of Party A. Subject to the above provisions, Party B may choose to participate in, at its own cost, the defense in the case of infringement asserted against it.

(4)	If Party B cannot use the Licensed Software due to the restriction of property preservation, final judgment or reconciliation, or Party A judges that the Licensed Software may possibility constitute the intellectual property rights asserted by others in claims, Party A may, at is own discretion, choose to obtain the license or similar rights from the right owner or amend the Licensed Software to make it become a functionally equivalent but non-infringing program.

(5)	Party B acknowledges and agrees that if the Licensed Products incorporate any open source software (as defined below), it shall abide by the licensing terms and conditions of such open source software. Party B shall differentiate the open source software in the Licensed Products from the Licensed Software supplied by Party A under this Agreement, related annexes and/or quotation of price, and may not insert or incorporate the Licensed Software supplied by Party A under this Agreement, related annexes and/or quotation of price, in whole or in part, to such open source software or cause the licensing terms and conditions of the open source software to apply to part or whole of the Licensed Software supplied by Party A under this Agreement, related annexes and/or quotation of price. Open Source Software shall refer to any freely distributable software or similar open software, including but not limited to the software licensed or distributed in the following manners or similar manners: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) Artistic License (e.g., PERL); (c) Mozilla Public License; (d) Netscape Public License; (e)Sun Community Source License (SCSL); (f) Sun Industry Standards License (SISL); (g) BSD License; and (h) Apache License.

Section 10 Limitation of Liability

(1)	The liability of Party A to Party B for a specific version of Licensed Software shall not exceed the license fee paid by Party B for using such specific Licensed Software. If Party A violates any stipulation of this Agreement, it shall assume all liabilities for breach of contract, the accumulative amount of which shall not exceed the license fee paid by Party B to Party A within the six months before such breach occurs for the first time. In no event shall any party compensate for the special, accidental, derivative, indirect, or punitive damage arising from the performance of this Agreements, including loss of profit or income. The above-said limitation of liability shall still apply even if a party has been advised of the possibility of such damage or inability to achieve the basic purpose of effective remedial measures.

(2)	Whether under expressed or implied, statutory or other circumstances, Party A shall assume no other implied guarantees for the licensing in this Agreement, except for the expressed guarantees stipulated hereunder; Party A hereby represents that it shall be exempted from other guarantees, including but not limited to any implied guarantee with respect to the commercial value of any product, non-infringement on the intellectual property right of a third person, or being suitable for a certain specific purpose. Additionally, Party A specially represents that it shall be exempted from the guarantee that the Licensed Software and Licensed Documents have no disruption or error.

(3)	Party B acknowledges and agrees that the Licensed Software is under related restrictions because it may be subject to the laws of related countries on import, export, and re-export. When directly or indirectly importing, exporting, re-exporting, selling, or transferring the Licensed Software, Party B must strictly abide by the provisions of related decrees and obtain related licenses. Party B agrees that related Licensed Software will not be downloaded, exported, re-exported or supplied in any way to any country on which embargo or restriction has been placed by related international organizations or the State nor export, re-export or supply in any way the related Licensed Software to any entity on which embargo or restriction has been placed by related international organizations or the State, including but not limited to the object on the Table of Denial Orders, Entity List, or List of Specially Designated Nationals. Party B also warrants that it is not a national or resident of the above-said restricted countries or lists, nor has resided in or has been under control of the countries restricted by the state. Party B also agrees that the Licensed Software will not be exported, re-exported or supplied in any way, whether directly or indirectly, to entities designing, developing, manufacturing, using or storing any weapon of mass destruction (such as nuclear weapon, biological weapon, missilery, etc.) or to be used in authorizing any activity.

(4)	Party A does not guarantee responsibility nor hold Party B harmless with respect to the following software or technology: (a) software or technology not provided by Party A (including but not limited to the amendment or addition to the Licensed Software and Licensed Documents made by Party B), (b) design made to confirm to the specification of Party B at the request of Party B, (c) design made to conform to the open standards, including but not limited to GSM, GPRS, EDGE, UMTS(3G), TDS-CDMA, Bluetooth, WAP or the standards announced subsequently or imposing restrictions subsequently, (d) the alleged infringement arises from the combination with the product, program or substance of others, (e) Party B still carries out acts deemed to be infringing after being advised of infringement or after Party A has provided the design modifications for avoiding infringement, or (f) the occurrence of accidental infringement arises not from the use of Licensed Software or Licensed Documents supplied by Party A to Party B or arises from the failure on the part of Party B to use the Licensed Software or Licensed Documents with the usage method licensed in this Agreement. Party B understands and acknowledges that the amount paid thereby to Party A does not include the royalty that may possibly be paid in order to conform to the open standards, that Party B shall bear any such expense or royalty by itself, and that Party B shall have independent responsibility to obtain the licensing of such intellectual property rights so as to make its products conform to such open standards.

(5)	Party B hereby confirms that the Licensed Software supplied by Party A under this Agreement, related annexes and/or quotation of price may come from one or more third party right owners (including but not limited to the open source software, hereinafter referred to as the “Third Party Software”), and that Party B shall be obligated to obtain the legal authorization of such third party right owners and to retain the copyrights, trademark rights, and other declared rights of Party A or such third party right owners when using such third Party Software. Unless otherwise provided in such Third Party Software agreement, any use of such Third Party Software by Party B shall comply with the terms and conditions of this Agreement, related annexes and/quotation of price. To the extent permitted by law, Party A hereby explicitly waives providing any expressed or implied guarantee for any Third Party Software.

Section 11 Term and Termination

(1)	This Agreement shall take effect on the effective date and terminate pursuant to the stipulations hereof.

(2)	If any party breaches any material provision hereof and fails to remedy such breach within thirty days after the other party has given a written correction notice, the other party shall have the right to termination this Agreement and may claim remedy that may be claimed under law on the basis of this Agreement. Party A shall have the right to propose terminating this Agreement under the following three circumstances: (a) after discussion with Party B, Party A realizes that the Licensed Products designed and developed by Party B have a significant defect or non-commercially developing defect; (b) Party B fails to pay, in part or in whole, the due payment for the Chipset or Support Service of Party A and still fails to make such payment within thirty days after the written notice of Party A; or (c) the specific version of Licensed Software stated in annexes will automatically terminate the licensing: Party B has not purchased Chipset of Party A incorporating such specific software version from Party A within six consecutive months after its successful mass production of the Licensed Products.

(3)	Under any of the following five circumstances, a party may, apart from the other rights or remedies that it may claim, propose the immediate termination of this Agreement in writing: (a) the other party goes bankrupt; (b) the other party raises objection to the application for bankruptcy or corporation reorganizations; (c) the other party designates a bankruptcy manager; (d) the other party enters liquidation or any proceedings for termination of business; or (e) the other party transfers its major interests to other debtees.

(4)	The termination of this Agreement shall not affect the effectiveness of Section 4, Section 6 through Section 10, Paragraph 4 of Section 11, and Paragraph 4, Paragraph 6, and Paragraph 7 of Section 12.

Section 12 General Provisions

(1)	The amendment to this Agreement must be made in writing by the representatives duly authorized by the Parties. No stipulation or condition of this Agreement may be waived, unless with the written consent of the party that has rights. All provisions of this Agreement shall constitute the entire agreement between the Parties. This Agreement and related annexes hereto shall supersede the past and present oral or written understanding, warranty, representation or consent made by the two or more Parties with respect to the subject matter of this Agreement.

(2)	Without the prior written consent of the other party, no party may transfer the Agreement-based rights and obligations to a third person.

(3)	Both Parties are independent contracting parties and unless with the explicit written authorization of the Parties, no party may have the right to make the other party be bound by a third person not involved in this Agreement or perform this Agreement in the name of a third person not involved in this Agreement. This Agreement does not prohibit Party A from granting the intellectual property rights to a third person again.

(4)	The interpretation, performance and validity of this Agreement shall be governed by the laws of the People’s Republic of China, except for the conflict laws. If any dispute occurs between the Parties due to or with respect to this Agreement or the annexes hereto, the Parties shall make their best efforts to resolve such dispute through friendly consultation. If the consultation fails, any party may file an arbitration application to Beijing Headquarter of China International Economic and Trade Arbitration Commission for arbitrating the dispute in Beijing. Unless otherwise stipulated in this Agreement, the arbitration shall be conducted pursuant to the existing valid arbitration rules of the Commission when the application for arbitration is filed. The arbitration tribunal shall comprise of three arbitrators, Party A and Party B each appointing one arbitrator, and the third arbitrator (“chief arbitrator”) shall be jointly appointed by the Parties after reaching agreement. The arbitration proceedings shall be conducted in Mandarin. The arbitration cost shall be borne by the Parties according to the arbitration award. The arbitration proceedings shall be conducted and take effect according to the adjudication procedure of corresponding arbitration commission. During the process of arbitration, the remaining provisions hereof and annexes hereto shall remain effective and the Parties hereto shall continue to implement the same, except for the part under arbitration.

(5)	If a part of this Agreement is held invalid, illegal or unenforceable by any competent court, unless the provisions of such part affect the major intention and purpose hereof, the provisions of such part shall be abandoned, deleted or restricted in such competent court to cause the remaining provisions to effectively bind the Parties to the greatest extent possible so as to achieve the intention or purpose of the Parties. If the provisions of such part affect the major intention and purpose hereof, the decision of a competent court that the provisions of such part are invalid or unenforceable will not affect the decision of other competent courts or the same competent court that other provisions are valid or enforceable.

(6)	No party may disclose or announce the existence of this Agreement or release related contents of this Agreement to the public without the prior written consent of the other party, unless such disclosure is required by applicable law.

(7)	All notices or correspondences required or permitted by this Agreement must be given in writing and must be deemed to have been received under the following circumstances: (a) if given by personal delivery or by courier service; (b) within seven days after the notices or correspondences are sent to the following correct addresses by reply-attached postage-repaid registered mail:

Party A: MediaTek Inc.

ADDRESS: No. 1 of Dusing 1st Road, Hsinchu Science and Industrial Park, Taiwan

To: Zheng Meifang

Party B: China Techfaith Wireless Communication Technology Limited

Address: Tower C, No. 5 of Rongchang East Road, Yizhuang Economic & Technological Development Zone, Beijing

To: Yang Yibin

The above address may be changed by a notice given to the other party in the manner set forth herein. Any party shall give a written reply when receiving the notice delivered by the personnel of the other party.

(8)	The headings of this Agreement or annexes hereto are for reference only and may not affect the meaning or interpretation of this Agreement.

(9)	This Agreement shall be deemed to have been jointly written by the Parties and the regulations on interpreting the provisions to the disadvantage of the writer do not apply to this Contract.

(10)	This Agreement is made in two or more counterparts and all copies shall constitute the written document of this Agreement.

Party A: MediaTek Inc.

Signature:    /s/ /common seal/

Position:

Date:

Party B: Techfaith Wireless Technology Group Limited

Signature:   /s/

Position:

Date:

Annex I

1.	Licensed Software:

Item	Description	Code Type of Licensing
1	GSM/GPRS/EDGE Layer 1
Layer 1 Device Driver
Customization files
Configuring the external SRAM size
LCD driver
ADC channel definition
Melody
Acoustic
Tone table
	Alerter initialization	Source
Aux Task
Charging parameters definition
Initialization for some driver module
GPIO initialization
Keypad table definition
PWM initialization
UART ring buffer definition
Device Driver Files
1.1	ADC
Alerter
Keypad
PWM
	SIM	Source
GPIO
UART
System Initialization
Flash Driver
SD MMC Driver
IrDA Driver
Device Driver Files
DMA
GPT
	PMIC	Source
RTC
Watchdog timer
USB Driver
JPEG HW decoder accelerator. (Resizer included)
ISP Drivers
MPEG4 Drivers

1.2	RF Device Driver
	For MTK MT61XX RF solution	Source
1.3	Charging
	Charger task	Source
1.4	NOR/NAND gate flash disk driver	Source
1.5	L1 audio task (MIDI decoder + synthesizer included)	Source
2	Layer 2, 3 / GSM/GPRS/EDGE Protocol
	Class B/class 12 GSM/GPRS protocol Stack	OBJ
3	Layer 4 / Adaptation layer
	L4 MISC (L4A,UEM, PHB,BTRMMI)	Source
	L4(except L4MISC)	OBJ
4	MMI frame work and UI
	MMI Framework & Customization	Source
	MCT MMI Customization Software Tool	OBJ
	MMI Utilities	OBJ
5	Multimedia & Application
Multimedia Frame Work
Game, 3 kinds.
	Voice Memo Recorder	Source
Digital Music Player
6	Software Tool
	Meta Calibration DLL Software Tool	Executable
Flash Download DLL Software Tool
7	Software tool .exe file
	Catcher Logging Software Tool	Executable
	Meta Calibration Software Tool	Executable & UI Source Code
	Flash Download Software Tool	Executable & UI Source Code
	Multiple Download Software Tool	Executable & UI Source Code
	ATE Software Tool	Executable & UI Source Code
8	Others
	File Management	OBJ
	USB interface	Source
9	Gemini Software	Source

2.	MediaTek Android Software Package

Item	Folder Description
1	alps/bootable/
2	alps/kernel/
3	alps/Makefile
4	alps/bionic/
5	alps/build/
6	alps/cts/
7	alps/dalvik/
8	alps/external/
9	alps/frameworks/
10	alps/hardware/
11	alps/makeMtk/
12	alps/mk/
13	alps/packages/
14	alps/sdk/
15	alps/system/
16	alps/vendor/
17	alps/libcore/
18	alps/mediatek/
19	alps/ndk/
20	alps/development/
21	alps/device/
22	alps/prebuilt/
23	alps/abi/
24	alps/docs/
25	alps/gdk/
26	alps/libnativehelper/
27	alps/pdk/
28	alps/prebuilts/
29	alps/mbldenv.sh

3.	WCDMA Software Package list

Item	Description	Code Type of Licensing
1	MTK 3G Layer 1 & RF Device Driver	OBJ
2	MTK 3G Protocol Stack	OBJ
3	MTK 3G META tool	Executable
4	MTK 3G Catcher Logging Software Tool	Executable
5	3G.324M Telephony Application Protocol Stack	OBJ

Licensee’s Acknowledgement – QUALCOMM

Except as expressly provide in any applicable agreements between Licensee and Licensor, no license is granted by implication or otherwise under any Licensor’s or any third party’s intellectual property rights including, but not limited to patent, trademark, copyrights, or trade secret contained in the CDMA Components (including but not limited to WCDMA software). Licensee expressly acknowledges that it is Licensee’s sole responsibility to obtain all proper licenses contained in the CDMA Components. For the avoidance of doubt, the Sale (including but not limited to license) of CDMA Components to Licensee specifically does not convey to Licensee any intellectual property rights of QUALCOMM Incorporated or any of its Affiliates (“QUALCOMM”) in such CDMA Components, including, but not limited, to any rights under any patent, trademark, copyright, or trade secret. QUALCOMM has not consented to or authorized (i) the incorporation of such CDMA Components in, or the use of the CDMA Components in combination with, any other products or components, (ii) Licensee’s sale of any products incorporating such CDMA Components, or (iii) the distribution in any jurisdiction of such CDMA Components where the distribution of such CDMA Components is deemed to be a putting on the market with QUALCOMM’s consent or authorization so as to effectuate an exhaustion of rights of any patents. Licensee may not use or sell any CDMA Components, alone or in combination with other components, without a separate license from QUALCOMM under all applicable patents. Licensee’s use and sale of any CDMA Components shall be solely in accordance with the terms and conditions of such license. This acknowledgement shall not modify or abrogate Licensee’s obligations under any existing license agreement between Licensee and QUALCOMM, including but not limited to Licensee’s obligation to pay all royalties and fees specified thereunder, and shall not expand or alter Licensee’s rights thereunder. Licensee expressly agrees for Licensor to disclose certain Licensee’s confidential information to QUALCOMM for the purpose of providing quarterly sales certificates/reports. Furthermore, Licensor shall not be prohibited from disclosing Licensee’s confidential information to QUALCOMM and its designated accounting firm for the purpose of preparing periodic audits and during such audit sessions. Licensor reserves the right to terminate this Agreement in the event that Licensor receives any requests from QUALCOMM.

4.	Chipset of Party A:GSM/GPRS/EDGE Baseband chipsets

5.	Licensed products: The mobile phone comprises Chipset of Party A

6.	License fee:

6.1	MT6xxx 3G Software License Fee: US$****

6.2	3G.324M Video Telephony Software Sublicense Fee: US$****

6.3	MediaTek Smartphone Software Package (ARM9/11 series) License Fee on Android Platform: ****

6.4	MediaTek Smartphone Software Package (Cortex series- single core) License Fee on Android Platform: US$****

6.5	MediaTek Smartphone Software Package (Cortex series- dual core) License Fee on Android Platform: US$****

6.6	MediaTek Smartphone Software Package (Cortex series- quad core) License Fee on Android Platform: US$****

6.7	Gemini Software License Fee: US$****

If, after Party B has signed the agreement and paid the license fee in full, Party B has ordered more than **** MTK MT65xx chipsets (not including quad core smartphone), Party A agrees to provide additional chipsets to Party B equivalent to US$**** for Party A’s future orders of MT65xx (not including quad core smartphone).

If, after Party B has signed the agreement and paid the license fee in full, Party B has ordered more than **** MTK quad core smartphone chipsets, Party A agrees to provide additional chipsets to Party B equivalent to US$**** for Party A’s future orders of MTK quad core smartphone chipsets.

7.	Party A will release the licensed software after the execution of this Agreement and completion of payment by Party B. The above quotation does not include tax. Any tax arising from the performance of this Agreement shall be borne by Party B.

8.	License period: In accordance with Article 11 of this Agreement.

9.	Fees for support services:

Item	Description	Price
1	Dual-Band Pre-FTA RF FTA Service: (for test cases available for test at MediaTek lab).	US$****
2	Dual-Band Pre-FTA GSM Protocol FTA Service: (for test cases available for test at MediaTek lab).	US$****
3	Dual-Band Pre-FTA GPRS Protocol FTA Service: (for test cases available for test at MediaTek lab).	US$****
4	Setup & consultancy for calibration software at customer’s factory – duration 1 week	US$****
5	PCB design and device driver (LCM, Melody IC…etc) customization service	US$****
6	FTA/field trial on-site assistance: Taiwan China, Hong Kong, and Macau Rest of Asia Europe & USA	**** US$****/day/person US$****/day/person US$****/day/person